Exhibit 99.1
Contacts:
Investor Relations
Alan Roden
Verint Systems Inc.
(631) 962-9304
alan.roden@verint.com
Press Release
Verint Announces Selected Unaudited Financial Information
Verint to Hold Conference Call Following Completion of Comprehensive Form 10-K
MELVILLE, N.Y., February 3, 2010 — Verint® Systems Inc. (VRNT.PK) today announced selected unaudited financial information for the years ended January 31, 2006, 2007 and 2008 and preliminary selected unaudited financial highlights for the years ended January 31, 2009 and 2010. As previously disclosed, the Company is now substantially complete with its Annual Report on Form 10-K for the years ended January 31, 2006, 2007 and 2008 (the “Comprehensive Form 10-K”) and plans to file it as soon as possible after receiving certain necessary information from Comverse Technology, Inc. (“Comverse”), its majority stockholder. The financial information presented in this press release is unaudited and is subject to adjustments. These adjustments could be significant. Please see the Company’s Current Report on Form 8-K filed today with the SEC for additional information.
Once Verint files its Comprehensive Form 10-K, Verint intends to hold a conference call to discuss its results. Verint’s Annual Report on Form 10-K for the year ended January 31, 2009 and Verint’s Quarterly Reports on Form 10-Q for the first three quarters of the year ended January 31, 2010 are in process and will also be filed as soon as possible following filing of the Company’s Comprehensive Form 10-K. Verint also intends to apply to re-list its shares of common stock on the NASDAQ Global Market.
Below are selected GAAP and non-GAAP unaudited financial information as well as a discussion of Verint’s financial performance over the last five years.

	Selected GAAP Financial Information			Preliminary GAAP Financial Highlights
	For the Years Ended January 31,			For the Years Ended January 31,
(In thousands)	2006	2007	2008	2009	2010
Revenue	$278,754	$368,778	$534,543	$664,000	$680,000 - $710,000
Gross Profit	144,143	177,507	304,501	407,000	440,000 - 469,000
Gross Margin	51.7%	48.1%	57.0%	61.3%	64.7% - 66.1%

Operating Income (Loss)	4,112	(47,139)	(114,607)	(42,000)-(10,000)	49,000 - 85,000
Operating Margin	1.5%	(12.8)%	(21.4)%	(6.3)% - (1.5)%	7.2% - 12.0%

	Selected Non-GAAP Financial Information			Preliminary Non-GAAP Financial Highlights
	For the Years Ended January 31,			For the Years Ended January 31,
	2006	2007	2008	2009	2010
Revenue	$278,754	$368,778	$571,797	$670,000	$680,000 - $710,000
Gross Profit	149,171	206,002	356,748	427,000	455,000 - 481,500
Gross Margin	53.5%	55.9%	62.4%	63.7%	66.9% - 67.8%

Operating Income	17,085	25,632	75,428	116,000	175,000 - 202,000
Operating Margin	6.1%	7.0%	13.2%	17.3%	25.7% - 28.5%

•	Non-GAAP revenue increased from approximately $279 million in the year ended January 31, 2006 to a range of approximately $680 million to approximately $710 million in the year ended January 31, 2010.
•	Non-GAAP gross margins increased from approximately 53.5% in the year ended January 31, 2006 to a range of approximately 66.9% to approximately 67.8% in the year ended January 31, 2010.
•	Non-GAAP operating margins increased from approximately 6.1% in the year ended January 31, 2006 to a range of approximately 25.7% to approximately 28.5% in the year ended January 31, 2010.
“We have significantly increased the scale of our business and are pleased to share our results which we believe demonstrate our leadership position in the actionable intelligence market,” said Dan Bodner, CEO and President of Verint Systems Inc.
Years Ended January 31, 2006, 2007 and 2008
•	As previously disclosed, the Company is now substantially complete with its Comprehensive Form 10-K covering these years and had expected to file it last week. However, the Company is currently not in a position to file its Comprehensive Form 10-K because of an unexpected recent change in the allocation of the net operating loss carryforwards (“NOLs”) it received from Comverse for the year ended January 31, 2003 and earlier years (i.e. prior to Verint’s initial public offering). To the extent that the Comverse NOLs would require further modification, the portion allocated to Verint may also be modified. Certain other changes at Comverse could also affect Verint. Therefore, while Verint is substantially complete with its Comprehensive 10-K, it will only be in a position to file after receiving the necessary information from Comverse.
•	We are providing selected unaudited consolidated financial information for the years ended January 31, 2006, 2007 and 2008. This financial information is derived from our unaudited financial statements, and subject to adjustments that could be significant.
Years Ended January 31, 2009 and 2010 Preliminary Financial Highlights
•	We are providing preliminary financial highlights for the year ended January 31, 2009. This financial information is derived from our unaudited internal financial records and systems that are the basis for our internal unaudited consolidated financial statements and subject to adjustments that could be significant. We intend to file our Annual Report on Form 10-K covering this period as soon as possible following the filing of the Comprehensive Form 10-K.
•	We are providing preliminary financial highlights in the form of a range for the year ended January 31, 2010 because our results for the year are preliminary and unaudited and subject to adjustments that could be significant. We intend to file our Quarterly Reports on Form 10-Q for the first three quarters of the year ended January 31, 2010 as soon as possible after filing the Annual Report on Form 10-K for the year ended January 31, 2009 and intend to file a Form 10-K for the year ending January 31, 2010 thereafter. Following is discussion of financial highlights for this period:
•	While the economic climate has been challenging this year and order activity declined, our revenue forecast for the year ended January 31, 2010 is up compared to the prior year as our results were positively impacted from changes in our business practices and the application of certain revenue recognition methodologies as we worked towards the completion of our Comprehensive Form 10-K.
•	We expect non-GAAP operating margins of approximately 25.7% to approximately 28.5% for the year ended January 31, 2010. However, our operating margin benefited from the positive revenue impact discussed above, as well as other factors, including certain expense control initiatives, and therefore, we do not believe this level is sustainable.
•	As of January 31, 2010, Verint had approximately $189 million of cash and cash equivalents, restricted cash and bank time deposits and approximately $621 million of bank debt.

Year Ending January 31, 2011 Preliminary Outlook
•	We are providing a preliminary outlook for the year ending January 31, 2011.
•	We are currently seeing early signs of economic improvement and therefore expect improved order activity resulting in revenue of approximately $700 million next year.
•	As discussed above, we do not believe the approximately 26% to approximately 29% non-GAAP operating margin that we are forecasting for the year ended January 31, 2010 is sustainable and therefore we are targeting an approximate 20% non-GAAP operating margin for the year ending January 31, 2011, which we believe is a more appropriate level for a company of our scale.
Bodner continued, “Our success is built on a broad portfolio of enterprise workforce optimization and security intelligence solutions. Our unified suite of enterprise workforce optimization solutions enable organizations to improve the performance of their customer service operations, improve the customer experience, and enhance compliance by leveraging unstructured information from customer interactions and other customer-related data. Our security intelligence solutions enable organizations to detect, investigate, and neutralize security threats by distilling intelligence from a wide range of unstructured and structured information sources.”
Doug Robinson, Verint CFO, added “We continue to devote a significant amount of effort and resources to complete our filings. We look forward to holding a conference call to discuss our results once our Comprehensive Form 10-K is filed.”
About Non-GAAP Financial Measures
This press release and the accompanying tables include non-GAAP financial measures. For a description of these non-GAAP financial measures, including the reasons management uses each measure, and reconciliations of these non-GAAP financial measures to the most directly comparable financial measures prepared in accordance with Generally Accepted Accounting Principles (“GAAP”), please see Tables 3 and 4 as well as “Supplemental Information About Non-GAAP Measures” at the end of this press release. Because we do not predict special items that might occur in the future, and our outlook is developed at a level of detail different than that used to prepare GAAP financial measures, we are not providing reconciliation to GAAP of our forward-looking financial measures for the year ending January 31, 2011.
About Unaudited Preliminary Financial Information
This press release includes selected, unaudited financial information for the years ended January 31, 2006, 2007, and 2008, certain preliminary, unaudited financial highlights for the year ended January 31, 2009, and certain preliminary, unaudited ranges for the year ended January 31, 2010. These preliminary results, highlights, and ranges are subject to adjustments, which could be material, and do not present all information necessary for an understanding of our financial performance. We derived the selected financial information as of and for the years ended January 31, 2006, 2007, and 2008 from our unaudited consolidated financial statements. We derived the preliminary, unaudited financial highlights for the year ended January 31, 2009 from our unaudited internal financial records and systems that are the basis for our internal unaudited consolidated financial statements for that period. We derived the preliminary, unaudited ranges for the year ended January 31, 2010 from our internal unaudited financial records and systems.
We are substantially complete with preparing our consolidated financial statements for the years ended January 31, 2006, 2007, and 2008, we are preparing to complete our consolidated financial statements for the year ended January 31, 2009, and we have now begun the closing process necessary to prepare our consolidated financial statements for the year ended January 31, 2010. Because we are still in the process of completing our consolidated financial statements for the year ended January 31, 2009 and are still in the process of closing our books for the year ended January 31, 2010, information for these periods is by their nature more preliminary and limited than the information available to us for the years ended January 31, 2006, 2007, and 2008. Our finalization of these consolidated financial statements, and the completion of the related audits of these consolidated financial statements, could result in changes to the consolidated financial statements for these periods and such changes could be material. Careful consideration should be paid to these qualifications and the risks set forth in “Cautions About Forward-Looking Statements” below in evaluating our financial performance for the years ended January 31, 2006, 2007, 2008, 2009, and 2010.

About Verint Systems Inc.
Verint® Systems Inc. is a global leader in Actionable Intelligence® solutions and value-added services. Our solutions enable organizations of all sizes to make timely and effective decisions to improve enterprise performance and make the world a safer place. More than 10,000 organizations in over 150 countries — including over 80% of the Fortune 100 — use Verint solutions to capture, distill, and analyze complex and underused information sources, such as voice, video, and unstructured text. Headquartered in Melville, New York, we support our customers around the globe directly and with an extensive network of selling and support partners. Visit us at our website www.verint.com.
Cautions About Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding expectations, predictions, views, opportunities, plans, strategies, beliefs, and statements of similar effect relating to Verint Systems Inc. These forward-looking statements are not guarantees of future performance and they are based on management’s expectations that involve a number of risks and uncertainties, any of which could cause actual results to differ materially from those expressed in or implied by the forward-looking statements. Some of the factors that could cause actual future results or conditions to differ materially from current expectations include: risks related to potential adjustments we may be required to make to our preliminary, unaudited financial information, highlights and ranges presented herein in connection with the completion of the consolidated financial statements from which the financial information was derived, and the related audit of these consolidated financial statements, which could result in adjustments, some of which could be material; risks associated with our formerly being a part of Comverse’s consolidated tax group and our dependency on Comverse to provide us with certain financial information and, including with respect to stock-based compensation expense and NOLs, that we must receive in order to finalize our consolidated financial statements; risks relating to the filing of our SEC reports, including the occurrence of known contingencies or unforeseen events that could delay our plan for completion of our consolidated financial statements, management distraction, and significant expense; risks that the delay in the filing of our Comprehensive Form 10-K, Annual Report on Form 10-K for the year ended January 31, 2009 and the Quarterly Reports on Form 10-Q for each quarters ended April 30, July 31 and October 31, 2009 may cause us to be delayed in the completion of, and timely filing of our Annual Report for, the year ended January 31, 2010, which may cause us to not be in compliance with the financial statement delivery requirements of our credit facility and result in an event of default thereunder; risks related to S&P’s announcement on January 29, 2010 that our credit rating had been placed on CreditWatch Developing, or that S&P or Moody’s could further downgrade our credit ratings; risk that the SEC could initiate an administrative proceeding to revoke the registration of our common stock under the Securities Exchange Act of 1934, as amended, because we did not complete our Comprehensive Form 10-K, Annual Report on Form 10-K for the year ended January 31, 2009 and the Quarterly Reports on Form 10-Q for each of the quarters ended April 30, July 31 and October 31, 2009 by January 29, 2010; risks associated with being a consolidated, controlled subsidiary of Comverse, including risk of any future impact on us resulting from Comverse’s special committee investigation and restatement or related effects; uncertainty regarding the impact of general economic conditions, particularly in information technology spending, on our business; risk that our financial results will cause us not to be compliant with the leverage ratio covenant under our credit facility; risk that customers or partners delay or cancel orders or are unable to honor contractual commitments due to liquidity issues, challenges in their business, or otherwise; risk that we will experience liquidity or working capital issues and related risk that financing sources will be unavailable to us on reasonable terms or at all; uncertainty regarding the future impact on our business of our internal investigation, restatement, and extended filing delay, including customer, partner, employee, and investor concern and potential customer and partner transaction deferrals or losses; risks relating to the remediation or inability to adequately remediate internal control weaknesses and to the proper application of complex accounting rules and pronouncements in order to produce accurate SEC reports on a timely basis; risks relating to our implementation and maintenance of adequate systems and internal controls for our current and future operations and reporting needs; risk of possible future restatements if the special processes being used to prepare the consolidated financial statements related to the years for which financial information is contained herein or the regular recurring processes that will be used to produce future SEC reports are inadequate; risk associated with current or future regulatory actions or private litigations relating to our internal investigation, restatement, or delay in timely making required SEC filings, including the risk that we may not have sufficient insurance to cover potential liability in any future claims; risk that we will be unable to re-list our common stock on a national securities exchange and maintain such listing, thus impacting our ability to register securities and raise capital; risks associated with Comverse controlling our board of directors and a majority of our common stock (and therefore the results of any significant stockholder vote); risks associated with significant leverage resulting from our current debt position, including risks that we may be limited in our ability to obtain additional debt financing, that we may be required to dedicate a substantial portion of our cash flow from operations to debt service, and that we may be more vulnerable to economic downturns; risks due to aggressive competition in all of our markets, including with respect to maintaining margins and sufficient levels of investment in the business and with respect to introducing quality products which achieve market acceptance; risks created by continued consolidation of competitors or introduction of large competitors in our markets with greater resources than us; risks associated with significant foreign and international operations, including exposure to fluctuations in exchange rates; risks associated with complex and changing local and foreign regulatory environments, including the risk that we may not be able to receive or retain certain licenses or authorizations necessary to our business; risks associated with our ability to recruit and retain qualified personnel in all geographies in which we operate, including the risk that we may have difficulty retaining or motivating employees with our common stock so long as we remain delayed in the filing of our SEC reports; challenges in accurately forecasting revenue and expenses because of shifts in product mixes or timing of orders; risks associated with acquisitions and related system integrations; risks relating to our ability to improve our infrastructure to support growth; risks that our intellectual property rights may not be adequate to protect our business or that others may make claims on our intellectual property or claim infringement on their intellectual property rights; risks associated with a significant amount of our business coming from domestic and foreign government customers; risk that we improperly handle sensitive or confidential information or perception of such mishandling; risks associated with dependence on a limited number of suppliers for certain components of our products; risk that we are unable to maintain and enhance relationships with key resellers, partners and systems integrators; and risk that use of our NOLs or other tax benefits may be restricted or eliminated in the future. We assume no obligation to revise or update any forward-looking statement, except as otherwise required by law.
VERINT, the VERINT logo, ACTIONABLE INTELLIGENCE, POWERING ACTIONABLE INTELLIGENCE, WITNESS ACTIONABLE SOLUTIONS, STAR-GATE, RELIANT, VANTAGE, X-TRACT, NEXTIVA, EDGEVR, ULTRA, AUDIOLOG, WITNESS, the WITNESS logo, IMPACT 360, the IMPACT 360 logo, IMPROVE EVERYTHING, EQUALITY, CONTACTSTORE, EYRETEL, BLUE PUMPKIN SOFTWARE, BLUE PUMPKIN, the BLUE PUMPKIN logo, EXAMETRIC and the EXAMETRIC logo, CLICK2STAFF, STAFFSMART, AMAE SOFTWARE and the AMAE logo are trademarks and registered trademarks of Verint Systems Inc. Other trademarks mentioned are the property of their respective owners.

Table 1
Verint Systems Inc. and Subsidiaries
Selected Unaudited GAAP Statement of Operations Information
(In thousands, except share and per share data)
NOTE: The information presented below is unaudited and subject to adjustments. These adjustments could be significant.

	For the Years Ended January 31,			For the Years Ended January 31,
	2006	2007	2008	2009	2010 (1)
				Preliminary	Preliminary Range

Revenue	$278,754	$368,778	$534,543	$664,000	$680,000 - $710,000

Cost of revenue	134,611	191,271	230,042	257,000	240,000 - 241,000

Gross profit	144,143	177,507	304,501	407,000	440,000 - 469,000

Operating expenses	140,031	224,646	419,108	449,000 - 417,000	391,000 - 384,000

Operating income (loss)	4,112	(47,139)	(114,607)	(42,000) - (10,000)	49,000 - 85,000

Other income (expense), net	7,995	7,796	(55,347)

Income (loss) before income taxes and noncontrolling interest	12,107	(39,343)	(169,954)
Provision for income taxes (2)	9,625	141	27,333
Noncontrolling interest in net income of joint venture	818	921	1,064

Net income (loss)	1,664	(40,405)	(198,351)
Dividends on preferred stock	—	—	(8,681)
Net income (loss) applicable to common shares	$1,664	$(40,405)	$(207,032)

Net income (loss) per share
Basic	$0.05	$(1.26)	$(6.43)

Diluted	$0.05	$(1.26)	$(6.43)

Weighted average common shares outstanding
Basic	31,781	32,156	32,221

Diluted	32,620	32,156	32,221

(1)	January 31, 2010 range excludes potential special charges such as impairments of goodwill and other acquired intangible assets because we have not yet performed the impairment testing for that period.

(2)	At the date of our initial public offering, May 15, 2002, we were allocated certain net operating loss carryforwards (“NOLs”) from our majority stockholder Comverse. We have included in our consolidated balance sheets and results of operations for the years ended January 31, 2006, 2007 and 2008 the amount of these NOLs based on certain information received from Comverse. If we were to discover new information that impacts our reported NOLs from Comverse, we would revise these amounts. If in the event the Company were to learn that $0 NOLs are available to us from Comverse, our cumulative income tax expense through the year ended January 31, 2009 would increase by approximately $200,000.

Table 2
Verint Systems Inc. and Subsidiaries
Selected Unaudited GAAP Consolidated Balance Sheet Information
(In thousands, except share and per share data)
NOTE: The information presented below is unaudited and subject to adjustments. These adjustments could be significant.

	As of January 31,
	2006	2007	2008

Cash and cash equivalents	$55,730	$49,325	$83,233

Restricted cash and bank time deposits	$4,047	$3,652	$3,612

Short-term investments	$167,922	$127,453	$—

Total assets	$609,558	$592,160	$1,484,956

Long-term debt	$1,325	$1,058	$610,000

Total liabilities (1)	$389,926	$394,754	$1,163,629

Preferred Stock — $0.001 par value; authorized 2,500,000 shares. Series A convertible preferred stock; 293,000 shares issued and outstanding; aggregate liquidation preference and redemption value of $301,681 at January 31, 2008.	$—	$—	$293,663

Total stockholders’ equity (1)	$219,632	$197,406	$27,664

(1)	At the date of our initial public offering, May 15, 2002, we were allocated certain net operating loss carryforwards (“NOLs”) from our majority stockholder Comverse. We have included in our consolidated balance sheets and results of operations for the years ended January 31, 2006, 2007 and 2008 the amount of these NOLs based on certain information received from Comverse. If we were to discover new information that impacts our reported NOLs from Comverse, we would revise these amounts. If in the event the Company were to learn that $0 NOLs are available to us from Comverse, in our January 31, 2009 balance sheet, our total liabilities would increase by approximately $1.0 million and our stockholders’ equity would decrease by the same amount.

Table 3
Verint Systems Inc. and Subsidiaries
Reconciliation of Unaudited GAAP to Non-GAAP Results
(In thousands, except per share data)
NOTE: The information presented below is unaudited and subject to adjustments. These adjustments could be significant.

	For the Years Ended January 31,			For the Years Ended January 31,
	2006	2007	2008	2009	2010 (1)
				Preliminary	Preliminary Range
Table of Reconciliation from GAAP Revenue to Non-GAAP Revenue

GAAP revenue	$278,754	$368,778	$534,543	$664,000	$680,000 - $710,000
Revenue adjustments related to acquisitions	—	—	37,254	6,000	—

Non-GAAP revenue	$278,754	$368,778	$571,797	$670,000	$680,000 - $710,000

Table of Reconciliation from GAAP Gross Profit to Non-GAAP Gross Profit

GAAP gross profit	$144,143	$177,507	$304,501	$407,000	$440,000 - $469,000
Revenue adjustments related to acquisitions	—	—	37,254	6,000	—
Amortization and impairment of acquired technology and backlog	5,017	7,664	8,018	9,000	9,000 - 7,000
Settlement with OCS	—	19,158	—	—	—
Stock-based compensation	11	1,673	4,548	5,000	6,000 - 5,500
Expenses related to our restatement and extended filing delay	—	—	2,427	—	—

Non-GAAP gross profit	$149,171	$206,002	$356,748	$427,000	$455,000 - $481,500

Table of Reconciliation from GAAP Operating Income (Loss) to Non-GAAP Operating Income

GAAP operating income (loss)	$4,112	$(47,139)	$(114,607)	$(42,000) - $(10,000)	$49,000 - $85,000
Revenue adjustments related to acquisitions	—	—	37,254	6,000	—
Amortization and impairment of acquired technology and backlog	5,017	7,664	8,018	9,000	9,000 - 7,000
Amortization of other acquired intangible assets	1,337	3,164	19,668	25,000	23,000 - 21,000
Settlement with OCS	—	19,158	—	—	—
Impairments of goodwill and other acquired intangible assets	—	21,103	22,934	46,000 - 14,000	—
In-process research and development	2,852	—	6,682	—	—
Integration costs	—	—	10,980	1,000	—
Restructuring costs	—	—	3,308	8,000	—
Other legal costs (recoveries)	2,554	—	8,708	(4,000)	—
Stock-based compensation	1,187	18,791	31,061	38,000	45,000 - 43,000
Expenses related to our restatement and extended filing delay	26	3,656	41,422	29,000	49,000 - 46,000
Gain on sale of land	—	(765)	—	—	—

Non-GAAP operating income	$17,085	$25,632	$75,428	$116,000	$175,000 - $202,000

Table of Reconciliation from GAAP Other Income (Expense), net to Non-GAAP Other Income (Expense), net

GAAP other income (expense), net	$7,995	$7,796	$(55,347)
Unrealized gains and losses on investments and derivatives	—	—	26,703

Non-GAAP other income (expense), net	$7,995	$7,796	$(28,644)

Table of Reconciliation from GAAP Tax Provision to Non-GAAP Tax Provision

GAAP tax provision	$9,625	$141	$27,333
Non-cash tax adjustments	(5,436)	3,182	(23,220)

Non-GAAP tax provision	$4,189	$3,323	$4,113

Table of Reconciliation from GAAP Net Income (Loss) Available to Common Shares to Non-GAAP Net Income Available to Common Shares

GAAP net income (loss) available to common shares	$1,664	$(40,405)	$(207,032)
Revenue adjustments related to acquisitions	—	—	37,254
Amortization and impairment of acquired technology and backlog	5,017	7,664	8,018
Amortization of other acquired intangible assets	1,337	3,164	19,668
Settlement with OCS	—	19,158	—
Impairments of goodwill and other acquired intangible assets	—	21,103	22,934
In-process research and development	2,852	—	6,682
Integration costs	—	—	10,980
Restructuring costs	—	—	3,308
Other legal costs	2,554	—	8,708
Stock-based compensation	1,187	18,791	31,061
Expenses related to our restatement and extended filing delay	26	3,656	41,422
Gain on sale of land	—	(765)	—
Unrealized gains and losses on investments and derivatives	—	—	26,703
Non-cash tax adjustments	5,436	(3,182)	23,220

Non-GAAP net income available to common shares	$20,073	$29,184	$32,926

Table Comparing GAAP Diluted Net Income (Loss) Per Share to Non-GAAP Net Income Per Share

GAAP diluted net income (loss) per share	$0.05	$(1.26)	$(6.43)

Non-GAAP diluted net income per share	$0.62	$0.88	$1.00

Shares used in computing US GAAP diluted net income (loss) per share (in thousands)	32,620	32,156	32,221

Shares used in computing non-GAAP diluted net income per share (in thousands)	32,620	32,979	33,035

(1)	January 31, 2010 range excludes potential special charges such as impairments of goodwill and other acquired intangible assets because we have not yet performed the impairment testing for that period.

Table 4
Verint Systems Inc. and Subsidiaries
Unaudited GAAP and Non-GAAP Segment Revenue
(In thousands)
NOTE: The information presented below is unaudited and subject to adjustments. These adjustments could be significant.

	For the Years Ended January 31,
	2006	2007	2008	2009	2010
GAAP Revenue By Segment
Enterprise Workforce Optimization Segment	$68,500	$125,982	$260,938	$347,000	$357,000 - $373,000

Video Intelligence Segment	102,225	122,681	147,225	127,000	140,000 - 146,000
Communications Intelligence and Investigative Segment	108,029	120,115	126,380	190,000	183,000 - 191,000

Total Video and Communication Intelligence	210,254	242,796	273,605	317,000	323,000 - 337,000

GAAP Total Revenue	$278,754	$368,778	$534,543	$664,000	$680,000 - $710,000

Revenue adjustments related to acquisitions	$—	$—	$37,254	$6,000	$— - $—

Non-GAAP Revenue By Segment
Enterprise Workforce Optimization Segment	$68,500	$125,982	$298,192	$353,000	$357,000 - $373,000

Video Intelligence Segment	102,225	122,681	147,225	127,000	140,000 - 146,000
Communications Intelligence and Investigative Segment	108,029	120,115	126,380	190,000	183,000 - 191,000

Total Video and Communication Intelligence	210,254	242,796	273,605	317,000	323,000 - 337,000

Non-GAAP Total Revenue	$278,754	$368,778	$571,797	$670,000	$680,000 - $710,000

Verint Systems Inc. and Subsidiaries
Supplemental Information About Non-GAAP Measures
This press release contains non-GAAP measures. Tables 3 and 4 include a reconciliation of each non-GAAP financial measure presented in this press release to the most directly comparable financial measure prepared in accordance with Generally Accepted Accounting Principles (“GAAP”). Non-GAAP measures should not be considered in isolation or as a substitute for comparable measures of financial performance prepared in accordance with GAAP. We believe that the non-GAAP measures we present have limitations in that they do not reflect all of the amounts associated with our results of operations as determined in accordance with GAAP and that these measures should only be used to evaluate our results of operations in conjunction with the corresponding GAAP measures.
We believe that the non-GAAP measures presented in the press release provide meaningful supplemental information regarding Verint’s operating results primarily because they exclude non-cash charges or items that we do not consider part of ongoing operating results when planning and forecasting and when assessing the performance of our business, with our individual operating segments or our senior management. We believe that our non-GAAP measures also facilitate the comparison by management and investors of results between periods and among our peer companies.
As set forth in Table 3, our non-GAAP measures reflect adjustments to the corresponding GAAP measure based on the items set forth below. The purpose of these adjustments is to give an indication of our performance exclusive of certain non-cash charges and other items that are considered by our senior management to be outside of our ongoing operating results.
Acquisition Related Adjustments
Acquisition related adjustments include (i) revenue adjustments related to acquisitions, (ii) amortization of acquisition-related intangibles, (iii) integration costs, (iv) acquisition related write-downs, (v) in-process research and development and (vi) impairment of goodwill and intangible assets. These adjustments are discussed below.
Revenue adjustments related to acquisitions. We exclude from our non-GAAP revenue the impact of fair value adjustments required under GAAP relating to acquired customer support contracts which would have otherwise been recognized on a standalone basis. We also exclude certain sales concession adjustments associated with acquisitions, relating to accounts receivable balances that existed prior to the acquisition date. We exclude these adjustments from our non-GAAP measures because these are not reflective of our ongoing operations.
Amortization of acquisition-related intangibles. When we acquire an entity, we are required under GAAP to record the fair values of the intangible assets of the acquired entity and amortize them over their useful lives. We exclude the amortization of acquisition-related intangibles from our non-GAAP measures. These expenses are excluded from our non-GAAP measures because they are non-cash charges. In addition, these amounts are inconsistent in amount and frequency and are significantly impacted by the timing and size of acquisitions. Thus, we also exclude these amounts to provide better comparability of pre- and post-acquisition operating results.
Integration costs. We exclude from our non-GAAP measures expenses directly related to the integration of acquired entities. These expenses are excluded from our non-GAAP measures because they are not reflective of our ongoing operations.
In-process research and development. We exclude from our non-GAAP measures the fair value of in-process research and development upon the date of an acquisition, which represents incomplete research and development projects that had not yet reached technological feasibility and have no known alternative future use as of the date of the acquisition. These expenses are excluded from our non-GAAP measures because they are non-cash charges.
Impairment of goodwill and intangible assets. Goodwill represents the excess of the purchase price in a business combination over the fair value of net tangible and identifiable intangible assets acquired. We exclude from our non-GAAP measures charges relating to impairment of goodwill and acquired identifiable intangible assets. These expenses are excluded from our non-GAAP measures because they are non-cash charges.

Other legal costs and settlement income. We exclude from our non-GAAP measures other legal fees and settlements associated with certain intellectual property inherited from acquisitions and certain other litigation unrelated to acquisitions. We excluded these items from our non-GAAP results because they are not reflective of our ongoing operations.
Other Adjustments
Stock-based compensation expenses. We exclude stock-based compensation expenses related to stock options, restricted stock awards and units and phantom stock from our non-GAAP measures. These expenses are excluded from our non-GAAP measures because they are predominately non-cash charges.
Expenses related to our restatement and extended filing delay. We exclude from our non-GAAP measures expenses associated with our restatement of previously filed financial statements and our extended filing delay. These expenses included professional fees and related expenses as well as expenses associated with a special cash retention program. These expenses are excluded from our non-GAAP measures because they are not reflective of our ongoing operations.
Restructuring costs. We exclude from our non-GAAP measures expense associated with the restructuring of our operations due to internal or external market factors. These expenses are excluded from our non-GAAP measures because they are not reflective of our ongoing operations.
OCS settlement. In the year ended January 31, 2007, we recorded a charge related to our July 31, 2006 settlement with the Office of Chief Scientist in Israel (“OCS”), pursuant to which we exited a royalty-bearing program and the OCS accepted a settlement of our royalty obligations under this program. We exclude from our non-GAAP financial results expenses associated with exiting this program because they are not reflective of our ongoing operations.
Gain on sale of land. We exclude from our non-GAAP financial measures the gain from the sale of a parcel of land. This gain is excluded from our non-GAAP measures because it is not reflective of our ongoing operations.
Unrealized gains and losses on investments and derivatives. We exclude from our non-GAAP measures investment write-down in auction rate securities and unrealized gain/(loss) on embedded derivatives, interest rate swaps, and foreign currency derivatives. These gains/(expenses) are excluded from our non-GAAP measures because they are non-cash gains/(charges).